EXHIBIT 99.1

Rigel Announces Third Quarter 2004 Financial Results

South San Francisco, Calif., - Nov. 05, 2004 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the third quarter and nine months ended September 30, 2004.

For the third quarter of 2004, Rigel reported a net loss of $16.1 million, or $0.88 per share, compared to a net loss of $11.1 million, or $0.78 per share, in the third quarter of 2003. Weighted average shares outstanding for the third quarters of 2004 and 2003 were 18.4 million and 14.2 million, respectively.

Rigel reported revenue from collaborations of $659,000 in the third quarter of 2004, compared to $2.1 million in the third quarter of 2003.  Revenue in the third quarter of 2004 was from Rigel’s collaboration with Daiichi.   The research phase of the Company’s oncology collaboration with Novartis concluded pursuant to its terms in June 2004.

Total operating expenses were $17.0 million in the third quarter of 2004, compared to operating expenses of $13.1 million in the third quarter of 2003. Third quarter 2004 expenses included non-cash stock compensation expense of $2.3 million, an increase of $1.8 million compared to the year ago period due primarily to the substantial rise in the market value of Rigel’s stock during the third quarter of 2004.  Also contributing to the increase in operating expenses were costs related to preclinical work with R406, a product candidate expected to begin clinical trials late this year for the treatment of rheumatoid arthritis, as well as expenses for the completion of the R112 Phase II trial for the treatment of allergic rhinitis and the costs associated with Rigel’s Phase I/II trial of R803 for the treatment of hepatitis C virus (HCV).

For the nine months ended September 30, 2004, Rigel had revenue of $3.6 million and a net loss of $41.5 million, or a loss per share of $2.37.  This compares to revenue of $8.9 million and a net loss of $29.3 million, or a loss per share of $3.53 for the same period in 2003.

As of September 30, 2004, Rigel had cash, cash equivalents and available-for-sale securities of $71.6 million compared to $82.3 million at June 30, 2004 and $46.5 million at December 31, 2003. Net cash used in the third quarter of 2004 was $10.7 million.

“The third quarter marked an exciting and important milestone for Rigel: our lead product candidate, R112 demonstrated significant effect in reducing the symptoms of allergic rhinitis in a randomized, placebo-controlled Phase II clinical trial,” said James M. Gower, Rigel’s Chairman and Chief Executive Officer.  “We are now actively seeking a pharmaceutical partner for this promising drug candidate.  Later this month, we expect to report the results of our Phase I/II clinical trial of R803, a potential oral, small molecule anti-viral candidate to treat hepatitis C.  We are also busy readying R406 for the planned initiation of clinical trials for the treatment of rheumatoid arthritis late this year.  At an investor briefing on December 1st we will review our expanding clinical pipeline and two leading experts will discuss current treatments in two diseases that we are addressing: allergic rhinitis and rheumatoid arthritis.”

Rigel Investor Briefing Planned

On Wednesday, December 1, 2004, leading clinical experts and Rigel management will provide the investment community with a review of the company’s expanding clinical pipeline and highlight two diseases where Rigel is focused. Harold S. Nelson, M.D., Professor of Medicine in the Department of Medicine at National Jewish Medical and Research Center will provide an overview of current treatment issues for allergy sufferers.  Ernest Brahn, M.D., Professor of Medicine and Rheumatology Program Director at the UCLA School of Medicine, will discuss treatment options for rheumatoid arthritis.  At the briefing, Donald G. Payan, M.D., Rigel’s Chief Scientific Officer and Executive Vice President, will provide an overview of Rigel’s productive clinical and research efforts to develop small molecule drug candidates to treat allergic rhinitis, hepatitis C virus, rheumatoid arthritis and cancer.   The meeting will be held in New York City with presentations beginning at 10:00 a.m. and continuing to 12:30 p.m. Eastern Time.   Interested parties can listen to a live and archived audio and slide webcast of the presentation by going to www.rigel.com and following the links from the Company’s homepage.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to address large, unmet medical needs. We have initiated four development programs: asthma/allergy, hepatitis C, rheumatoid arthritis and oncology. Our first two product candidates, R112 for allergic rhinitis and R803 for hepatitis C, are in clinical testing. We expect to begin clinical trials of R406 for the treatment of rheumatoid arthritis by the end of 2004, to be followed by initiation of clinical trials with additional product candidates for indications in oncology and asthma.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of several potential drug candidates and to announce clinical trial results and the potential efficacy of Rigel’s drug candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-

looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks that early-stage drug discovery and development might not successfully generate good product candidates and that Rigel’s ability to commercialize product candidates is dependent on the uncertain outcome and timing of the clinical testing and regulatory approval process, as well as other risks, detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Rigel does not undertake any obligation to update forward-looking statements.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$659	$2,103	$3,633	$8,949

Operating expenses:
Research and development	11,632	10,124	34,365	30,302
General and administrative	3,056	2,585	8,835	7,364
Stock-based compensation (see Note A)	2,289	441	2,398	238
Total operating expenses	16,977	13,150	45,598	37,904
Loss from operations	(16,318)	(11,047)	(41,965)	(28,955)
Loss on sale of property and equipment	—	—	—	(169)
Interest income/(expense), net	182	(22)	436	(211)
Net loss	$(16,136)	$(11,069)	$(41,529)	$(29,335)
Net loss per common share, basic and diluted	$(0.88)	$(0.78)	$(2.37)	$(3.53)
Weighted average shares used in computing net loss per common share, basic and diluted	18,386	14,224	17,552	8,305

Note A
Stock-based compensation excluded from:
Research and development	$1,634	$365	$1,863	$206
General and adminstrative	655	76	535	32
	$2,289	$441	$2,398	$238

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30, 2004	December 31, 2003(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$71,600	$46,500
Total assets	79,477	55,524
Stockholder’s equity	60,966	39,973

(1) Derived from audited financial statements